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                            [PVF CAPITAL CORP. LOGO]


PRESS ANNOUNCEMENT
Date:      January 20, 2010
Contact:   James H. Nicholson
           Chief Financial Officer
           440-248-7171

PVF CAPITAL CORP. ANNOUNCES QUARTERLY OPERATING RESULTS.

o     Linked quarter decline in nonperforming assets of $1.4 million.
o Managed cost of deposits resulting in a 35 basis point expansion of net interest margin to 2.58% from 2.23% in the September 2009 quarter.
o Park View Federal Savings Bank regulatory capital ratios improved to 7.15% tier one (core) and 10.74% total risk based.
o Net loss for the second quarter of fiscal 2010 of $1.3 million primarily driven by credit costs, partially offset by higher net interest income and net mortgage banking activities.
o Provision for Loan Losses of $2.3 million during the quarter resulting in an allowance for loan losses of $29.9 million or 4.55% of loans.

PVF Capital Corp., the parent company of Park View Federal Savings Bank, announced a net loss of $1.3 million or $0.16 basic and diluted loss per share for the quarter ended December 31, 2009, as compared to a loss of $2.7 million or $0.35 basic and diluted loss per share for the prior year comparable period. The net loss for the quarter was primarily due to the provision for loan losses which totaled $2.3 million. Total assets at December 31, 2009 were $869.3 million compared with $912.2 at June 30, 2009, representing a decrease of 4.71%

Robert J. King, Jr., President and Chief Executive Officer commented, "This quarter's results reflect another step forward in our progress to reposition the Company by restoring its core profitability, asset quality and capital position."

NET INTEREST MARGIN

Net interest income was $5.14 million for the quarter ended December 31, 2009, an increase of $689,000 or 15.5% compared to $4.45 million for the same period of 2008, and was also $665,000 or 14.9% higher than the quarter ended September 30, 2009. The improvement was reflective of a smaller but more profitable balance sheet. The net interest margin improved 45 basis points for the quarter to 2.58% compared with 2.13% for the prior year comparable period and improved 35 basis points compared with the prior quarter. The improvement of the margin compared with the prior year period was the result of the cost of interest-bearing liabilities declining 129 basis points while the yield on interest-bearing assets declined only 70 basis points in this lower interest rate environment. The decline in the cost of interest bearing liabilities was driven by lower deposit costs as the result of the re-pricing of maturing certificates of deposit into lower rate products. The improvement of the margin compared with the linked period was also the result of improving the spread pricing on maturing loans which improved the loan portfolio yield by 12 basis points. Additionally, the cost of deposits declined 29 basis points from proactive management and pricing of the non-maturity deposit products and the re-pricing of maturing certificates of deposit.

  30000 AURORA ROAD, SOLON, OHIO 44139 TEL: (440) 248-7171 FAX: (440)914-3658
                                 www.pvfsb.com

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Mr. King noted, "We are pleased with the substantial margin improvement and are optimistic as we move into the second half of the fiscal year and more fully realize the benefit of the rate reductions on liabilities as well as wider loan spreads. As we proceed with our efforts to improve our capital position we are strategically shrinking our balance sheet into a more profitable one."

ASSET QUALITY

The provision for loan losses of $2.3 million reflected a decrease of $1.4 million from the prior year comparable period and an increase of $490,000 from the quarter ended September 30, 2009, and was driven largely by economic conditions in the markets in which the Company conducts its business and the ongoing review and evaluation of its loan portfolio. The Company is continuing to thoroughly review its loan portfolio. This review involves analyzing all large borrowing relationships, delinquency trends, and loan collateral valuation in light of the weak economic conditions. The Company performs an ongoing assessment of the overall credit risk within the portfolio. This assessment provides an analysis of the estimated probable credit losses that could be incurred in the portfolio. This assessment resulted in the Bank establishing a total allowance for loan losses of $29.9 million or 4.55% of loans at December 31, 2009, compared with $11.0 million or 1.50% of loans and $31.8 million or 4.65% of loans at December 31, 2008 and September 30, 2009, respectively.

Nonperforming loans totaled $73.3 million at December 31, 2009, down slightly from $75.2 million at September 30, 2009 and significantly higher than nonperforming loans of $35.8 million reported at December 31, 2008. The Company also had real estate owned of $12.1 million at December 31, 2009 compared with $11.6 million and $9.5 million for September 30, 2009 and December 31, 2008, respectively.

Mr. King added, "We continue to devote significant resources to the monitoring and early recognition of any weaknesses in the portfolio. While we remain aware of the overall economic environment we are operating in, we are pleased that we did not see any material new specific loan problems arise in the portfolio. We continue to seek opportunities to accelerate the resolution of problem credits while maintaining a strong allowance which is a key objective for the return to profitability by the Company."

NONINTEREST INCOME

Noninterest income increased by $149,000 for the quarter ended December 31, 2009 as compared to the prior year comparable period. The increase was attributable to an increase of $1.0 million in net mortgage banking activities as a result of the low interest rate environment and higher refinancing activity and an increase of $134,000 in earnings on bank-owned life insurance. These increases were partially offset by the loss on sale and write-downs of real estate owned which were $498,000 higher during the current quarter. Additionally, the prior year quarter included a realized a gain of $666,000 on the sale of mortgage-backed securities. There was no corresponding gain in the current quarter.

For the linked quarter ended September 30, 2009, noninterest income totaled $9.9 million and resulted primarily from PVF Capital Corp. entering into an exchange agreement whereby the Company paid $500,000 in cash, and issued $500,000 in common stock and warrants valued at $800,000 in exchange for the cancellation of $10.0 million of subordinated debt. This transaction resulted in a pre-tax gain of $8.6 million, including the elimination of $400,000 in accrued interest due on this debt.


  30000 AURORA ROAD, SOLON, OHIO 44139 TEL: (440) 248-7171 FAX: (440)914-3658
                                 www.pvfsb.com

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NONINTEREST EXPENSE

Noninterest expense for the current quarter was $6.0 million, essentially flat with the same period a year ago. Lower compensation and benefits expense of $643,000 was offset by higher FDIC insurance premiums which increased by $597,000 and higher expenses associated with real estate owned of $128,000. Noninterest expense compared with the linked quarter ended September 30, 2009 was $209,000 lower. Outside services and fees paid to consultants were $359,000 lower as many of these activities have been completed or are being managed internally and expenses associated with real estate owned were $116,000 lower. These lower costs were partially offset by higher compensation and benefit expenses of $130,000 associated with the addition of new management and higher FDIC expenses of $172,000 from higher assessment rates.

BALANCE SHEET

As of December 31, 2009, PVF Capital Corp. reported assets of $869.3 million, a decrease of $42.9 million, or 4.7%, from the prior year end period of June 30, 2009. The decline in assets was primarily attributable to lower net loans receivable which totaled $626.4 million and was $42.0 million or 6.3% lower than the prior year end, along with fewer loans held for sale which declined $19.9 million or 73.5% due to timing differences between the funding and settlement of the warehouse mortgage portfolio. Very little new portfolio lending has occurred as the Company addresses its asset quality issues and works to reposition its balance sheet and strengthen its capital ratios.

Total deposits at December 31, 2009 were $682.9 million which was $42.0 million or 5.8% and $14.0 million or 2.0% lower compared with June 30, 2009 and September 30, 2009, respectively, as the Company is not replacing its maturing brokered deposits.

Total stockholders' equity of PVF Capital Corp. was $53.6 million at the end of the quarter and was $4.0 million higher than the prior year end primarily as a result of earnings associated with the cancellation of debt.

In addition, Park View Federal's regulatory capital ratios improved during the quarter. Under newly passed legislation, the Company elected to carry back its 2009 net operating loss. As part of the Worker, Home Ownership, and Business Assistance Act of 2009, taxpayers with net operating losses were permitted to elect to offset these losses against income earned in up to five prior years. Typically, a net operating loss can be carried back for only two years. As a result of this change in the income tax laws, PVF Capital Corp. and its subsidiaries were able to offset all their net operating losses against historical income. Under Office of Thrift Supervision regulations, a portion of Park View Federal's deferred tax asset, amounting to $4.25 million at September 30, 2009, was required to be excluded from Park View Federal's tier one (core) and risk-based capital. The effect of this change in tax laws and the related election by the Company was to increase Park View Federal's capital ratios since this portion of its deferred tax asset is no longer required to be excluded. Park View Federal's tier-one (core) and risk-based capital ratios at December 31, 2009 were 7.15% and 10.74%, respectively.

YEAR-TO-DATE RESULTS

For the six month period ended December 31, 2009, net income totaled $2.9 million or $0.37 basic and diluted earnings per share compared with a loss of $3.6 million for the same period of the prior year. The increase in earnings was primarily attributable to the previously discussed gain on the cancellation of debt.

Net interest income was slightly lower by $138,000 in the current year period due to a substantially smaller balance sheet in the current period combined with a lower level of nonperforming assets during the prior year period. The net interest margin was 2.40% for the six month period ended December 31, 2009, four basis points higher than the prior year comparable period.


  30000 AURORA ROAD, SOLON, OHIO 44139 TEL: (440) 248-7171 FAX: (440)914-3658
                                 www.pvfsb.com

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The provision for loan losses totaled $4.0 million in the 2009 period, $322,000 less than the provision of $4.3 million recorded for the six month period ended December 31, 2008.

In addition to the gain on the cancellation of debt noted earlier, net mortgage banking income was $1.6 million or 185% higher in 2009 versus 2008 as a result of the lower interest rate environment and higher refinancing activity. The 2008 results were negatively impacted from the inclusion of a $1.8 million charge relative to the Company's investments in preferred stock issued by FHLMC and FNMA after these organizations were placed under conservatorship. The 2009 results included an increase of $574,000 related to losses on the sale or direct write-down of real estate owned compared to the prior year period, while the 2008 period included a $666,000 gain on the sale of securities.

Noninterest expense totaled $12.3 million for the 2009 period compared with $11.0 million for the six months of the 2008 period. Lower compensation and benefits expense of $960,000 was more than offset by higher costs related to the utilization of outside services, FDIC insurance premiums and expenses associated with the carry of real estate owned which increased $488,000, $972,000 and $720,000, respectively.

The Company's Annual Meeting of Stockholders is scheduled to be held Friday, January 29, 2010. The Company also recently announced it has set January 27, 2010 as the new record date for its planned rights offering.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. The securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. You may obtain a written prospectus, when available, for the proposed rights offering meeting the requirements of Section 10 of the Securities Act of 1933, as amended, by writing to the Company, 30000 Aurora Road, Solon, Ohio 44139, Attention: Jeffrey N. Male, Corporate Secretary. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities. Securities may not be sold nor may offers to buy be accepted prior to the effectiveness of a registration statement, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

Park View Federal is a wholly-owned subsidiary of PVF Capital Corp and operates 17 full-service offices located throughout the Greater Cleveland area. For additional information, visit our web site at www.myparkview.com.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectation regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

PVF Capital Corp.'s common stock trades on the NASDAQ Capital Market under the symbol PVFC.

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PVF CAPITAL CORP.
                                                               30000 Aurora Road
                                                               Solon, Ohio 44139
                                                                    440-248-7171

                         SUMMARY OF FINANCIAL HIGHLIGHTS

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                   (Unaudited)


       (Dollars in thousands)                       December 31,        June 30,
                                                       2009               2009
                                                    ------------        --------
ASSETS
   Cash and cash equivalents                         $ 42,662           $ 21,213
   Securities                                          55,087             50,102
   Loans receivable                                   626,438            668,460
   Loans receivable held for sale                       7,181             27,078
   Mortgage-backed securities                          57,433             64,178
   Other assets                                        80,496             81,178
                                                      -------            -------

      Total Assets                                   $869,297           $912,209
                                                     ========           ========

LIABILITIES
   Deposits                                          $682,891           $724,932
   Borrowed money                                      96,313            106,366
   Other liabilities                                   36,515             31,406
                                                      -------            -------

     Total Liabilities                                815,719            862,704
                                                      -------            -------

     Total Stockholders' Equity                        53,578             49,505
                                                      -------            -------

     Total Liabilities and Stockholders Equity       $869,297           $912,209
                                                     ========           ========

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


      CONSOLIDATED STATEMENT OF OPERATIONS
                 (Unaudited)
                                                               Three Months Ended          Six Months Ended
       (Dollars in thousands except per share data)                December 31,                December 31,
                                                              2009            2008        2009            2008
                                                             -------        -------      -------         -------

      Loans                                                  $ 9,139        $10,928      $18,296         $22,341
      Mortgage-backed securities                                 694            687        1,357           1,388
      Investments                                                180            348          357             725
                                                             -------        -------      -------         -------
             Interest income                                  10,013         11,963       20,010          24,454

      Deposits                                                 3,764          6,250        8,122          12,192
      Borrowings                                               1,107          1,260        2,269           2,505
                                                             -------        -------      -------         -------
             Interest expense                                  4,871          7,510       10,391          14,697
                                                             -------        -------      -------         -------

      Net interest income                                      5,142          4,453        9,619           9,757

             Provision for loan losses                         2,250          3,641        4,010           4,332
                                                             -------        -------      -------         -------

      Net interest income after provision for loan losses      2,892            812        5,609           5,425

      Mortgage-banking activities                              1,451            420        2,506             878
      Impairment of securities                                     0           (102)           0          (1,841)
      Gain on cancellation of subordinated debt                    0              0        8,561               0
      Gain (loss) on real estate owned                          (571)           (73)        (661)            (87)
      Gain on the sale of securities                               0            666            0             666
      Increase (decrease) in cash surrender value
        bank owned life insurance                                 78            (56)          98              (3)
      Other, net                                                 371            325          689             525
                                                             -------        -------      -------         -------
             Total noninterest income                          1,329          1,180       11,193             138

      Compensation and benefits                                2,372          3,016        4,614           5,574
      Office occupancy and equipment                             647            699        1,325           1,406
      Federal deposit insurance premium                          738            141        1,304             332
      Outside services                                           493            470        1,345             857
      Real estate owned expense                                  666            538        1,448             727
      Other                                                    1,111          1,151        2,227           2,055
                                                             -------        -------      -------         -------
             Total noninterest expense                         6,027          6,015       12,263          10,951

      Income (loss) before federal income tax provision       (1,806)        (4,023)       4,539          (5,388)

              Federal income tax provision (benefit)            (525)        (1,301)       1,620          (1,765)
                                                             -------        -------      -------         -------

      Net income (loss)                                      ($1,281)       ($2,722)      $2,919         ($3,623)
                                                             ========       ========     =======         ========

      BASIC EARNINGS (LOSS) PER SHARE                         ($0.16)        ($0.35)       $0.37          ($0.47)
                                                             ========       ========     =======         ========

      DILUTED EARNINGS (LOSS) PER SHARE                       ($0.16)        ($0.35)       $0.37           ($0.47)
                                                             ========       ========     =======         ========

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

                              FINANCIAL HIGHLIGHTS


                                                                      At or for the three months ended
(dollars in thousands except per share data)           December 31,    September 30, June 30,   March 31, December 31,
Balance Sheet Data:                                        2009             2009       2009       2009       2008
                                                       -----------     ------------  ---------  --------- ------------

Total assets                                             $869,297        $887,081    $912,209   $897,687  $903,061
Loans receivable                                          656,351         685,048     699,943    723,301   733,056
Allowance for loan losses                                  29,913          31,824      31,483     25,803    11,000
Loans receivable held for sale, net                         7,181           6,428      27,078     16,163     4,283
Mortgage-backed securities available for sale              57,433          60,630      64,178     67,259    57,441
Cash and cash equivalents                                  42,662          29,004      21,213     41,517    33,340
Securities held to maturity                                55,000          57,000      50,000          0    10,000
Securities available for sale                                  87             137         102         48        49
Deposits                                                  682,891         696,931     724,932    706,996   696,450
Borrowings                                                 96,313         106,339     106,366    106,375   106,375
Stockholders' equity                                       53,578          54,894      49,505     57,908    65,954
Nonperforming loans                                        73,343          75,249      70,491     69,555    35,823
Other nonperforming assets                                 12,090          11,569      11,608     12,327     9,502
Book value per share                                        $6.71           $6.88       $6.37      $7.45     $8.48

Operating Data:
Interest income                                          $ 10,013        $  9,997    $ 11,271   $ 10,967  $ 11,963
Interest expense                                            4,871           5,521       6,070      6,580     7,510
                                                         --------        --------    --------   --------  --------

Net interest income before provision for losses             5,142           4,477       5,201      4,357     4,453
Provision for loan losses                                   2,250           1,760      11,250     15,691     3,641
                                                         --------        --------    --------   --------  --------

Net interest income after provision for loases              2,892           2,717      (6,049)   (11,334)      812
Noninterest income                                          1,329           9,864(1)      874      3,787     1,180
Noninterest expense                                         6,027           6,236       6,621      5,430     6,015
                                                         --------        --------    --------   --------  --------

Income (loss) before federal income taxes                  (1,806)          6,344     (11,796)   (12,977)   (4,023)
Federal income tax expense (benefit)                         (525)          2,144      (3,884)    (4,396)   (1,301)
                                                         --------        --------    --------   --------  --------

Net income (loss)                                         ($1,281)         $4,200     ($7,912)   ($8,581)  ($2,722)
                                                         ========        ========    ========   ========  ========

Basic earnings (loss) per share                            ($0.16)          $0.54      ($1.02)    ($1.10)   ($0.35)
Diluted earnings (loss) per share                          ($0.16)          $0.54      ($1.02)    ($1.10)   ($0.35)


(1) Includes $8.6 million gain related to exchange of PVF Capital Trust I trust preferred securities.

Performance Ratios:
Return on average assets                                    (0.58)           1.87       (3.50)     (3.81)    (1.20)
Return on average equity                                    (9.45)          32.18      (58.93)    (55.42)   (16.25)
Net interest margin                                          2.58            2.23        2.46       2.08      2.13
Interest rate spread                                         2.57            2.26        2.40       1.99      1.98
Efficiency ratio                                            85.59          106.25       75.99      60.20    118.66
Stockholders' equity to total assets (all tangible)          6.16            6.19        5.43       6.45      7.30

Asset Quality Ratios:
Nonperforming assets to total assets                         9.83            9.79        9.00       9.12      5.02
Nonperforming loans to total loans                          11.17           10.98       10.07       9.62      4.89
Allowance for loan losses to total loans                     4.55            4.65        4.50       3.57      1.50
Allowance for loan losses to nonperforming loans            40.79           42.29       44.66      37.10     30.71
Net charge-offs to average loans, annualized                 2.54            0.84        3.08       0.47      0.82

Park View Federal Regulatory Capital Ratios:
Ratio of tangible capital to adjusted total assets           7.15            6.70        6.54       7.83      8.98
Ratio of tier one (core) capital to adjusted total assets    7.15            6.70        6.54       7.86      8.98
Ratio of tier one risk-based capital to risk-weighted assets 9.48            8.77        8.77      10.14     11.51
Ratio of total risk-based capital to risk-weighted assets   10.74           10.03       10.03      11.39     12.61
